FOR IMMEDIATE RELEASE

CatchMark Announces Strong Second Quarter Results
Full-Year Guidance Updated
Third Quarter Dividend Declared
ATLANTA - August 8, 2016 - Maintaining its growth strategy centered on high quality timberlands acquisitions and operations discipline to sustain long-term earnings, CatchMark Timber Trust, Inc. (NYSE: CTT) today reported strong year-over-year gains in revenues of 13%, an increase in net loss of 14%, and an increase in Adjusted EBITDA of 9% for the quarter ending June 30, 2016.
Second Quarter Earnings Highlights
Company highlights for the second quarter 2016 include:

•	Produced total revenues of $16.0 million compared to $14.2 million for the second quarter 2015, an increase of 13%.

•	Incurred net loss of $2.6 million compared to $2.3 million for the second quarter of 2015, an increase of 14%.

•	Generated Adjusted EBITDA of $6.0 million compared to $5.5 million for the second quarter 2015, an increase of 9%.

•	Increased gross timber sales revenue by approximately 12% to $14.2 million, primarily from an increase in total timber sales volume of 7% to 480,258 tons up from 448,570 tons in second quarter 2015.

•	Realized an increase in average net prices for pulpwood of 10%, compared to second quarter 2015.

•	Acquired 51,700 acres of prime timberlands for $101.4 million, the company’s largest single purchase since its listing on the NYSE.

•	Sold 500 acres of timberlands for $0.8 million.

•	Paid a dividend of $0.135 per share on June 16, 2016, an 8% increase over the first quarter payout.
CatchMark today also declared a dividend of $0.135 per share to stockholders of record on August 30, 2016 payable on September 16, 2016.
Jerry Barag, CatchMark President and CEO, said: “The ongoing integration of new acquisitions and our taking advantage of wet weather market dynamics in the U.S. South helped us propel continued earnings growth during the quarter. We generated $0.6 million of timber sales revenue from properties acquired within the last 12 months and longer-held properties contributed another $0.9 million to the increase in the timber sales revenue. We expect to maintain our momentum off the recent timberlands acquisitions in North and South Carolina.”
Chairman of the Board Willis J. Potts, Jr., said: "Management continues to successfully execute our plan for operations excellence-opportunistically meeting existing demand in mill markets while setting the stage for durable growth through acquisitions of prime timberland assets with highly sustainable harvesting profiles. We believe the strategy promotes our objectives for steadily increasing revenues, Adjusted EBITDA, our dividend, and share value."
During the six months ended June 30, 2016, CatchMark acquired a total of approximately 60,400 acres of timberlands in North Carolina, South Carolina and Georgia for a total of $114 million, inclusive of closing costs. These acquisitions increased the company’s merchantable harvest inventory by 2.4 million tons, comprised of 68% pine plantations by acreage and 47% sawtimber by tons.
Results for Three and Six Months Ended June 30, 2016
CatchMark’s revenues increased to $16.0 million for the three months ended June 30, 2016 from $14.2 million for the three months ended June 30, 2015 due to an increase in timber sales revenue of $1.5 million and an increase in timberland sales revenue of $0.3 million. Gross timber sales revenue increased 12% as a result of a 7% increase in harvest volume and increases in pulpwood pricing. Net loss increased to $2.6 million for the three months ended June 30, 2016 from $2.3 million for the three months ended June 30, 2015 as a result of a $0.6 million increase in interest expense offset by a $0.2 million decrease in operating loss.

	Three Months Ended June 30, 2015	Changes attributable to:		Three Months Ended June 30, 2016
(in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$6,933	$718	$198	$7,849
Sawtimber (2)	5,739	(291)	887	6,335
	$12,672	$427	$1,085	$14,184

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Revenues increased to $43.1 million for the six months ended June 30, 2016 from $34.4 million for the six months ended June 30, 2015 due to an increase in timber sales revenue of $5.9 million and an increase in timberland sales revenue of $2.7 million. Gross timber sales revenue increased 23% as a result of a 22% increase in harvest volume, offset by slightly lower pricing. Net loss increased to $3.2 million for the six months ended June 30, 2016 from $3.1 million for the six months ended June 30, 2015 as a result of a $1.0 million increase in interest expense offset by a $0.9 million decrease in operating loss.

	Six Months Ended June 30, 2015	Changes attributable to:		Six Months Ended June 30, 2016
(in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$13,744	$739	$1,898	$16,381
Sawtimber (2)	12,022	(827)	4,109	15,304
	$25,766	$(88)	$6,007	$31,685

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Adjusted EBITDA
For the three months ended June 30, 2016, CatchMark’s Adjusted EBITDA was $6.0 million, a $0.5 million increase from the three months ended June 30, 2015, primarily due to a $0.6 million increase in net timber sales.

For the six months ended June 30, 2016, Adjusted EBITDA was $22.1 million, a $5.6 million increase from the six months ended June 30, 2015, primarily due to a $3.7 million increase in net timber sales, a $2.8 million increase in net cash received from timberland sales, offset by a $0.4 million increase in cash general and administrative expenses and a $0.4 million increase in cash forestry management expenses.
CatchMark’s reconciliation of net loss to Adjusted EBITDA for the three months and six months ended June 30, 2016 and 2015 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Net loss	$(2,645)	$(2,330)	$(3,232)	$(3,147)
Add:
Depletion	5,980	6,396	13,764	12,598
Basis of timberland sold	601	327	7,928	4,894
Amortization (1)	293	210	510	390
Stock-based compensation expense	639	233	915	411
Interest expense (1)	1,154	671	2,233	1,323
Adjusted EBITDA	$6,022	$5,507	$22,118	$16,469

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

New Earnings Guidance
The company also updated its earnings guidance and now projects a net loss of between $11 million and $12 million for full-year 2016, primarily from depletion expenses. After adding back $27 million to $30 million of depletion expenses, $9 million to $10 million of land sale book basis, $7 million of interest expenses, and $2 million of stock-based compensation expense, the company increased its Adjusted EBITDA guidance for full-year 2016 to between $34 million and $37 million in the wake of increased production capacity from the Carolinas Midlands III transaction completed in June 2016 as well as other 2016 timberlands acquisitions.
Barag said: "We now expect our 2016 harvest volume to total approximately 2.1 to 2.3 million tons, up from 1.9 to 2.1 million tons forecast at the beginning of the year, and estimate our harvest mix for the full year will track in the mid to high 50% for pulpwood, while our land sales forecast remains unchanged at $11 million to $13 million for the year.

"This forecast results from successfully implementing our strategy to assemble quality timberlands with strong productivity characteristics and improve our product mix to take advantage of current and projected market conditions," Barag said.
Share Repurchase Program
As part of the share repurchase program initiated in August 2015, CatchMark repurchased 31,112 shares of common stock at an average price of $10.65 per share for a total of approximately $0.3 million during the second quarter. As of June 30, 2016, the company had 38.8 million shares of common stock outstanding and may repurchase up to an additional $21.2 million under the program.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. EDT on Tuesday, August 9, 2016 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers.  Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com.  A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 479,900 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of June 30, 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that we expect harvest volumes to increase and that we expect to maintain momentum from recent timberlands acquisitions. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; and (x) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per-share amounts)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Timber sales	$14,184	$12,672	$31,685	$25,766
Timberland sales	843	591	9,509	6,765
Other revenues	939	911	1,953	1,887
	15,966	14,174	43,147	34,418
Expenses:
Contract logging and hauling costs	5,694	4,824	12,117	9,944
Depletion	5,980	6,396	13,764	12,598
Cost of timberland sales	692	401	8,391	5,407
Forestry management expenses	1,372	1,061	2,724	2,182
General and administrative expenses	2,331	1,864	4,378	3,532
Land rent expense	121	172	292	375
Other operating expenses	1,021	935	2,056	1,873
	17,211	15,653	43,722	35,911
Operating loss	(1,245)	(1,479)	(575)	(1,493)

Other income (expense):
Interest income	12	2	23	2
Interest expense	(1,412)	(853)	(2,680)	(1,656)
	(1,400)	(851)	(2,657)	(1,654)
Net loss available to common stockholders	$(2,645)	$(2,330)	$(3,232)	$(3,147)

Weighted-average common shares outstanding - basic and diluted	38,802	39,551	38,840	39,490

Net loss per-share available to common stockholders - basic and diluted	$(0.07)	$(0.06)	$(0.08)	$(0.08)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$15,620	$8,025
Accounts receivable	2,697	2,562
Prepaid expenses and other assets	3,628	3,277
Deferred financing costs, net	362	354
Timber assets (Note 3):
Timber and timberlands, net	678,328	584,854
Intangible lease assets, less accumulated amortization of $936 and $934 as of June 30, 2016 and December 31, 2015, respectively	21	23
Total assets	$700,656	$599,095

Liabilities:
Accounts payable and accrued expenses	$4,359	$3,307
Other liabilities	7,361	3,703
Note payable and line of credit, less net deferred financing costs (Note 4)	295,443	181,047
Total liabilities	307,163	188,057

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 38,831 and 38,975 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	388	390
Additional paid-in capital	605,287	607,409
Accumulated deficit and distributions	(208,572)	(195,341)
Accumulated other comprehensive loss	(3,610)	(1,420)
Total stockholders’ equity	393,493	411,038
Total liabilities and stockholders’ equity	$700,656	$599,095

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net loss	$(2,645)	$(2,330)	$(3,232)	$(3,147)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	5,980	6,396	13,764	12,598
Other amortization	34	29	62	58
Stock-based compensation expense	639	233	915	411
Noncash interest expense	258	181	447	332
Basis of timberland sold	601	327	7,928	4,894
Changes in assets and liabilities:
Accounts receivable	(531)	(740)	(135)	(1,363)
Prepaid expenses and other assets	5	68	(182)	117
Accounts payable and accrued expenses	951	(168)	1,108	595
Other liabilities	2,042	1,958	1,429	1,131
Net cash provided by operating activities	7,334	5,954	22,104	15,626

Cash Flows from Investing Activities:
Timberland acquisitions	(101,470)	(13,134)	(113,974)	(27,651)
Capital expenditures (excluding timberland acquisitions)	(693)	(210)	(1,430)	(1,056)
Net cash used in investing activities	(102,163)	(13,344)	(115,404)	(28,707)

Cash Flows from Financing Activities:
Proceeds from note payable	103,000	6,000	116,000	20,500
Repayments of note payable	(440)	—	(440)	(498)
Financing costs paid	(841)	(40)	(1,628)	(249)
Dividends paid to common stockholders	(5,188)	(4,920)	(9,999)	(9,839)
Repurchases of common shares	(391)	—	(3,038)	—
Net cash provided by financing activities	96,140	1,040	100,895	9,914
Net increase (decrease) in cash and cash equivalents	1,311	(6,350)	7,595	(3,167)
Cash and cash equivalents, beginning of period	14,309	20,548	8,025	17,365
Cash and cash equivalents, end of period	$15,620	$14,198	$15,620	$14,198

SELECTED DATA

	2016			2015
	Q1	Q2	YTD	Q1	Q2	YTD
Timber Sales Volume ('000 tons)
Pulpwood	336	297	633	262	292	554
Sawtimber	261	183	444	175	157	332
Total	597	480	1,077	437	449	886

Delivered % as of total volume	60%	66%	62%	65%	59%	62%
Stumpage % as of total volume	40%	34%	38%	35%	41%	38%

Net timber sales price ($ per ton)
Pulpwood	$14	$14	$14	$13	$13	$13
Sawtimber	$24	$24	$24	$26	$26	$26

Timberland Sales
Gross Sales ('000)	$8,666	$843	$9,509	$6,174	$591	$6,765
Acres Sold	4,982	500	5,482	3,400	258	3,658
Price per acre	$1,739	$1,687	$1,735	$1,816	$2,291	$1,849

Timberland Acquisitions, exclusive of transaction costs
Gross Acquisitions ('000)	$12,170	$100,749	$112,919	$14,533	$12,771	$27,304
Acres Acquired	8,738	51,684	60,422	7,668	9,686	17,354
Price per acre ($/acre)	$1,393	$1,949	$1,869	$1,895	$1,318	$1,573

Period End Acres ('000)
Fee	405	456	456	369	379	379
Lease	24	24	24	29	28	28
Total	429	480	480	398	407	407